FIRST MUTUAL BANCSHARES INCORPORATED

CONTACT: John Valaas, President & CEO

Ellen Morgan, Director of Marketing

425.455.7300

NEWS RELEASE

FIRST MUTUAL BANCSHARES TO REPURCHASE AND RETIRE 20% OF SHARES OUTSTANDING

BELLEVUE, WA , June 3, 2002 -- First Mutual Bancshares, Inc. (Nasdaq: FMSB) today announced it has signed an agreement to repurchase 1,019,256 shares of its common stock from MGN Group LLC, a private investment company in Seattle. The shares, which constitute approximately 20% of the company's outstanding shares and include all of the shares owned by MGN, will be acquired for $15.50 a share and subsequently retired. MGN acquired the shares prior to November 1998.

"We have 38 consecutive quarters of net income growth, and acquiring this block of shares should accelerate our earnings per share growth further," stated John Valaas, President and CEO. "Although we are paying a slight premium over current market price, our Board of Directors firmly believes that this transaction is a timely and attractive opportunity and will help increase earnings per share, which we think is a great way to build shareholder value."

First Mutual intends to use retained earnings to fund approximately $7 million of the transaction and utilize approximately $9 million of additional debt-related financing for the remainder of the purchase price. Management anticipates obtaining financing at rates that will allow the company to further enhance its shareholder value. First Mutual will remain a "well capitalized" institution in accordance with the Federal Reserve Bank's standards after the financing and the repurchase. The company expects the repurchase, which is subject to regulatory approval, to be completed by July 1, 2002.

First Mutual Bank is an independent, community-based bank that operates ten full-service offices in the Puget Sound area, and loan production offices in Tacoma and Bellingham, Washington, and Jacksonville, Florida. The FDIC-insured savings bank derives a significant portion of its income from small commercial-property portfolio loan originations and mortgage banking activities.

This news release contains statements concerning First Mutual Bancshares' intentions to complete a transaction which is the subject of a Stock Purchase Agreement and regarding our current expectations with respect to the effect of the transaction on our future earnings per share. The statements constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements are based on reasonable assumptions and expectations, the statements are subject to and involve numerous uncertainties and risks. Factors which could affect the actual results include failure to obtain financing or required approvals for the transaction, interest rate risks, the continued profitability of our operations, our credit risk management, changes in the local and national economic environment, regulatory and tax matters and changes that affect the banking industry. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The company shall not be responsible to update any such forward-looking statements.

www.firstmutual.com.

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NOTE: Transmitted on Business Wire on Monday, June 3, 2002 at 5:00 am PDT.